Exhibit 99.1

FOR IMMEDIATE RELEASE

Global Net Lease Announces British Pound and Euro Hedge Placement in Advance of 2017 U.K. Elections

New York, June 13, 2017 – Global Net Lease, Inc. (“GNL” or the “Company”) (NYSE: GNL) announced today the successful execution of additional foreign exchange hedges in advance of the U.K.’s 2017 elections, in accordance with its comprehensive hedging program. Last week, GNL entered into foreign exchange forward contracts fixing the exchange rate on approximately £5,000,000 (British Pounds) of future cash flows at pre-vote levels and foreign exchange options setting a floor on the exchange rate for €10,000,000 (Euro). The new hedges extend through the end of 2018. The Company continues to strategically employ a number of foreign exchange hedging instruments in an effort to continually mitigate risk for investors including swaps, forwards, options and natural hedges.

GNL’s hedging program is designed to protect the investments and cash flows from the Company’s European portfolio, which contains properties in seven European countries, representing 49.4% of GNL’s annualized straight-line rent as of March 31, 2017.

Nick Radesca, Chief Financial Officer of GNL, commented “We are pleased to have been able to execute these FX hedges prior to the 2017 U.K. elections. Our hedging program calls for regular placement of derivatives providing layers of protection over time. The hedging program has been part of management’s strategic plan of building a quality globally-focused net lease REIT, providing superior risk-adjusted returns. We believe this is one such example of how we have been able to successfully execute on this stated plan.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts

Media Inquiries:	Investor Inquiries:
Tim Cifelli President DDCworks tcifelli@ddcworks.com (484) 342-3600	Nick Radesca Chief Financial Officer Global Net Lease, Inc. nradesca@globalnetlease.com (212) 415-6500	Scott J. Bowman Chief Executive Officer and President Global Net Lease, Inc. sbowman@globalnetlease.com (212) 415-6500